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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Exhibit 99.1

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
The First Marblehead Corporation:

        We have audited the accompanying consolidated balance sheets of The First Marblehead Corporation and subsidiaries (the Company) as of June 30, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The First Marblehead Corporation and subsidiaries as of June 30, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

September 4, 2003, except as to note 15,
which is as of October 29, 2003

Boston, Massachusetts

THE FIRST MARBLEHEAD CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

June 30, 2003 and 2002

	2003	2002
ASSETS
Cash and other short-term investments	$16,756,653	$5,243,308
Securities purchased under resale agreements	1,570,365	2,073,025

Total cash and cash equivalents	18,327,018	7,316,333

Service receivables:
Structural advisory fees	10,785,583	4,760,468
Residuals	43,600,465	13,573,360
Processing fees from The Education Resources Institute (TERI)	2,519,435	2,059,560

	56,905,483	20,393,388
Other receivables	142,818	348,603

Property and equipment	6,255,181	4,231,581
Less accumulated depreciation and amortization	(1,839,319)	(668,551)

Property and equipment, net	4,415,862	3,563,030
Goodwill	3,176,497	3,176,497
Intangible assets, net	3,608,538	3,879,005
Prepaid and other assets	477,019	338,891

Total assets	$87,053,235	$39,015,747

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$13,558,897	$3,292,238
Net deferred tax liability	14,395,985	5,265,063
Notes payable to related parties	—	4,518,000
Notes payable to TERI	6,674,020	7,305,348

Total liabilities	34,628,902	20,380,649

Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share; 20,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $0.01 per share; 100,000,000 shares authorized; 53,185,440 and 51,121,760 shares issued and outstanding at June 30, 2003 and 2002, respectively	531,854	511,218
Additional paid-in capital	13,239,353	10,969,509
Retained earnings	38,653,126	7,154,371

Total stockholders' equity	52,424,333	18,635,098

Total liabilities and stockholders' equity	$87,053,235	$39,015,747

See accompanying notes to consolidated financial statements.

THE FIRST MARBLEHEAD CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years ended June 30, 2003, 2002 and 2001

	2003	2002	2001
Service revenue:
Structural advisory fees	$39,336,698	$14,760,226	$5,255,550
Residuals	30,027,105	11,831,993	1,136,040
Administrative and other fees	1,414,617	474,878	360,171
Processing fees from TERI	20,577,486	14,191,952	—

Total service revenue	91,355,906	41,259,049	6,751,761

Operating expenses:
Compensation and benefits	19,815,912	11,488,563	2,793,742
General and administrative expenses	16,072,928	10,651,639	1,943,145

Total operating expenses	35,888,840	22,140,202	4,736,887

Income from operations	55,467,066	19,118,847	2,014,874

Other (income) expense:
Interest expense	1,561,105	1,804,493	—
Interest income	(104,782)	(91,219)	(53,371)
Other income	(2,400)	(130,737)	—

Total other (income) expense, net	1,453,923	1,582,537	(53,371)

Income before income tax expense	54,013,143	17,536,310	2,068,245
Income tax expense	22,514,388	5,306,933	13,725

Net income	$31,498,755	$12,229,377	$2,054,520

Net income per share, basic	$0.59	$0.24	$0.04
Net income per share, diluted	0.51	0.20	0.04
Weighted average shares outstanding, basic	53,099,116	51,122,000	51,122,000
Weighted average shares outstanding, diluted	61,560,992	62,268,788	51,122,000

See accompanying notes to consolidated financial statements.

THE FIRST MARBLEHEAD CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Years ended June 30, 2003, 2002 and 2001

	Common stock	Additional paid-in capital	Retained earnings	Total stockholders' equity
Balance at June 30, 2000	$511,218	$10,303,509	$(7,129,526)	$3,685,201
Net income	—	—	2,054,520	2,054,520

Balance at June 30, 2001	511,218	10,303,509	(5,075,006)	5,739,721
Warrants exercised	—	666,000	—	666,000
Net income	—	—	12,229,377	12,229,377

Balance at June 30, 2002	511,218	10,969,509	7,154,371	18,635,098
Warrants exercised	19,996	1,313,684	—	1,333,680
Options exercised	640	56,160	—	56,800
Non-cash compensation	—	900,000	—	900,000
Net income	—	—	31,498,755	31,498,755

Balance at June 30, 2003	$531,854	$13,239,353	$38,653,126	$52,424,333

See accompanying notes to consolidated financial statements.

THE FIRST MARBLEHEAD CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended June 30, 2003, 2002 and 2001

	2003	2002	2001
Cash flows from operating activities:
Net income	$31,498,755	$12,229,377	$2,054,520
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,434,505	510,139	64,977
Amortization	1,017,995	868,523	—
Non-cash compensation	900,000	—	—
Change in assets/liabilities:
Increase in processing fees from TERI and other receivables	(254,090)	(2,090,767)	(192,063)
Increase in structural advisory fees	(6,025,115)	(3,110,380)	(788,655)
Increase in residuals	(30,027,105)	(11,935,009)	(991,966)
Increase in prepaid and other assets	(138,128)	(304,791)	—
Increase in deferred tax liability	9,130,922	5,265,063	—
Increase in accounts payable and accrued expenses	10,266,658	1,963,599	437,476

Net cash provided by operating activities	17,804,397	3,395,754	584,289

Cash flows from investing activities:
Purchases of property and equipment	(2,287,336)	(940,574)	(46,588)
Net cash paid for acquisition of TERI's loan processing operations	(747,528)	(985,136)	(1,315,890)

Net cash flow used for investing activities	(3,034,864)	(1,925,710)	(1,362,478)

Cash flows from financing activities:
Repayment on notes payable to TERI	(631,328)	(594,652)	—
Repayment on notes payable to related parties	(4,518,000)	(1,000,000)	—
Proceeds from notes payable to related parties	—	—	5,518,000
Stock warrants and options exercised	1,390,480	666,000	—

Net cash provided by (used for) financing activities	(3,758,848)	(928,652)	5,518,000

Net increase in cash and cash equivalents	11,010,685	541,392	4,739,811
Cash and cash equivalents, beginning of year	7,316,333	6,774,941	2,035,130

Cash and cash equivalents, end of year	$18,327,018	$7,316,333	$6,774,941

Supplemental disclosures of cash flow information:
Interest paid	$1,561,105	$1,804,493	$—

Income taxes paid	$7,099,099	$118,468	$11,312

Supplemental disclosure of noncash activities:
Structural advisory fees and residuals	$36,052,220	$15,045,389	$1,780,621

Non-cash compensation	$900,000	$—	$—

        In conjunction with the purchase acquisition detailed in Note 5 to the consolidated financial statements, assets were acquired and liabilities were assumed as follows:

Fair value of assets acquired	$—	$132,966	$9,230,456
Liabilities assumed	—	—	739,871

See accompanying notes to consolidated financial statements.

THE FIRST MARBLEHEAD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2003, 2002 and 2001

(1)   Nature of Business

        The First Marblehead Corporation (FMC, and together with its subsidiaries, the Company), which was incorporated under the laws of the State of Delaware on August 13, 1994, provides outsourcing services for private education lending in the United States. The Company helps meet the growing demand for private education loans by providing national and regional financial institutions and educational institutions, as well as businesses and other enterprises, with an integrated suite of services for designing and implementing student loan programs for their respective customers, students, employees and members. The Company focuses primarily on loan programs for undergraduate, graduate and professional education, and, to a lesser degree, on the primary and secondary school market. The Company is entitled to receive structural advisory fees and residuals for its services in connection with securitizations of loans generated by the loan programs that it facilitates. The Company also receives fees for administrative services for The National Collegiate Master Student Loan Trust I (NCMSLT) and for The National Collegiate Trust (NCT) and the separate securitization trusts established by NCT (NCT trusts).

        The Company offers services in connection with loan programs in two major marketing channels, private label and Guaranteed Access to Education, or GATE. To date, the Company has used discrete trust vehicles, depending on the marketing channel, for the securitizations that it facilitates. TERI-guaranteed private label loans have generally been purchased by NCMSLT. GATE loans, and a limited number of TERI-guaranteed and other loans, have been purchased by the NCT trusts.

        FMC has four wholly-owned subsidiaries:

  •
  First Marblehead Data Services, Inc. (FMDS), which was incorporated as a wholly-owned subsidiary of FMC under the laws of the Commonwealth of Massachusetts on April 1, 1996, provides administrative services to NCMSLT and the NCT trusts that own the student loans once securitized;

  •
  First Marblehead Education Resources, Inc. (FMER), which was incorporated as a wholly-owned subsidiary of FMC under the laws of the State of Delaware in March 2001, provides outsourced loan origination, pre-claims, claims and default management services to TERI;

  •
  GATE Holdings, Inc. (Gate Holdings), which was incorporated as a wholly-owned subsidiary of FMC under the laws of the State of Delaware on October 29, 1996, holds FMC's title to residual interests in NCMSLT and the NCT trusts. Gate Holdings has an interest of 75% of the funds available for distribution from NCMSLT, and a residual interest ranging between 10% and 26% of the funds available for distribution from the NCT trusts; and

  •
  TERI Marketing Services, Inc. (TMSI), which was incorporated as a wholly-owned subsidiary of FMER under the laws of the State of Delaware on May 14, 2001, provides marketing services to The Education Resource Institute (TERI), a not-for-profit organization that functions as a guarantor of student loans disbursed by participating lending institutions.

        On June 20, 2001, FMC and TERI completed a purchase and sale agreement that provided for FMC to acquire TERI's loan processing operations, including its historical database and workforce in place. FMER provides to TERI, under a Master Servicing Agreement, outsourced services including loan origination, customer service, default prevention, default processing and administrative services. TERI reimburses FMER on a monthly basis for expenses incurred relating to the service being performed on TERI's behalf based on the terms of the Master Servicing Agreement (see Note 5).

(2)   Summary of Significant Accounting Policies

  (a)    Cash and Cash Equivalents

        Cash and cash equivalents include balances in money market funds and securities purchased under resale agreements with original maturities of three months or less. Securities purchased under resale agreements matured on July 1, 2003 and were collateralized by asset-backed securities owned by the bank that has provided the Company with its letters of credit (see Note 9). These asset-backed securities had a market value of $2,499,100 at June 30, 2003.

  (b)    Property and Equipment

        The Company provides for depreciation by the straight-line or accelerated methods at rates adequate to depreciate the appropriate assets over their estimated useful lives. Leasehold improvements are amortized over the shorter of the lease terms or the estimated useful lives of the improvements.

	2003	2002	Useful life
Equipment	$3,911,373	$3,249,059	3—5 years
Software	1,072,442	373,249	3 years
Leasehold improvements	498,836	83,531	5 years or lease term
Capital lease	404,968	55,688	lease term
Furniture and fixtures	367,562	470,054	5—7 years

	6,255,181	4,231,581

Less accumulated depreciation	(1,839,319)	(668,551)

Total property and equipment, net	$4,415,862	$3,563,030

  (c)    Use of Estimates

        The preparation of financial statements in accordance with accounting standards generally accepted in the United States of America requires management to make estimates and assumptions (including the determination of the present value of expected future cash flows) that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change relate to the recognition and valuation of structural advisory fees and residuals, and the valuation of goodwill and intangible assets. The Company considers the methods by which it makes these estimates and assumptions, as well as its policy with respect to the determination of whether or not to consolidate the securitization vehicles that it facilitates, to be critical accounting policies.

  (d)    Revenue Recognition

  Structural Advisory Fees — General

        Structural advisory fees are paid to the Company from NCMSLT and the NCT trusts for structuring and facilitating the securitization of the student loans and are recognized in service revenue when the loans are securitized. A portion of such fees is paid to the Company upon securitization and is based upon a percentage of the loan balance in the loan pool securitized. During fiscal 2003, the structural advisory fees paid at the time of the two fiscal 2003 NCMSLT securitizations, as a percentage of actual loans securitized, were 5.8% and 6.7%, and the structural advisory fee paid at the time of the fiscal 2003 NCT trust securitization, as a percentage of actual loans securitized, was 7.4% (of which 37% of the fee, or $1,983,192, was invested in the 2003 NCT trust and, on a discounted basis, is included in residuals). During fiscal 2002, the structural advisory fees paid at the time of the fiscal 2002

NCMSLT securitization and 2002 NCT trust securitization, as a percentage of actual loans securitized, were 4.0% and 5.4%, respectively (of which 31% of the NCT trust securitization fee, or $1,751,290, was invested in the 2002 NCT trust and, on a discounted basis, is included in residuals). During fiscal 2001, the structural advisory fee paid at the time of the fiscal 2001 NCT trust securitization, as a percentage of actual loans securitized, was 6.95% (of which 25% of the fee, or $1,231,087, was invested in the 2001 NCT trust and, on a discounted basis, is included in residuals).

        These investments in the NCT trusts were accounted for as a reduction in our structural advisory fees collected upon securitization and were recognized as residuals, accounted for in accordance with Accounting Principles Board Opinion No. 21, " Interest on Receivables and Payables."

        Further, the Company collects additional structural advisory fees over the life of the student loan once the assets of a securitization trust exceed its liabilities by amounts stipulated in the related indenture agreement, which excess ranges from 3.5% to 5.0%. For the securitizations conducted in fiscal 2003, 2002 and 2001, this fee amounts to 0.15% of the student loan balances outstanding in the trusts from time to time over the life of the student loans securitized.

  Residuals — General

        The Company is entitled to receive in NCMSLT 75% of the residuals representing its interests, once the balance of the loans in NCMSLT exceeds the balance of the debt by 3.5%. The Company is also entitled to receive from the NCT trusts a fee of 10% of the residuals of GATE loans plus a share of the residuals (primarily determined by the percentage of securitized loans related to FMC's investment) based on its beneficial interests in the fiscal 2003, 2002, 2001, 2000 and 1999 securitizations in each NCT trust after all bondholders have been repaid. The Company's investment in the NCT trusts was made in order to eliminate the default risk exposure of a limited number of schools. In exchange, the Company received the rights to residual interests that these schools would otherwise hold in the trust. The value of this residual is primarily affected by the loan performance at these schools.

  Structural Advisory Fees and Residuals — Policy

        The estimated present value of the additional structural advisory fees and residuals, net of prepayment, default and recovery assumptions, is deemed earned at the time a securitization transaction is completed because evidence of an arrangement exists, services have been provided, the fee is fixed and determinable based on discounted cash flow analyses, and collectibility is reasonably assured.

        Structural advisory fees and residuals receivables are carried on the balance sheet at fair value and are evaluated on a periodic basis based on the present value of expected future cash flows, using management's best estimates. These estimates are based on historical and third-party data, and the Company's industry experience with the assumptions for default, prepayments, recoveries and discount rates commensurate with the risk involved, considering current student loan balances and current outstanding balances of borrowings in the securitization trusts.

  Administrative and Other Fees

        Administrative fees are paid from NCMSLT and the NCT trusts to FMDS as of each trust payment date for the daily management of the securitization trusts and the services provided in obtaining information from the servicers and reporting to parties related to a securitization. The fee is based upon a percentage of the outstanding principal balance of each of the debt of the NCT trusts and NCMSLT. The fee varies with each separate securitization and can range from 5 basis points to 20 basis points. The fee was 20 basis points for the fiscal 2003 NCT trust securitization and 10 basis points for the two fiscal 2003 NCMSLT securitizations, and 10 basis points for all of the fiscal 2002 and 2001 securitizations. The Company recognizes such fees in service revenue when earned, as administrative services are provided.

        Other fees are based upon a fixed dollar amount per loan and/or a percentage of the loan balance and are recognized in service revenue upon origination by the third-party financial institution. Other fees include fee income to FMER relating to a supplement to the Master Servicing Agreement that entitles FMER to 50% of fee income earned by TERI on an accrual basis based upon loan origination as stipulated in the loan origination agreement between TERI and a third-party financial institution.

  Processing Fees from TERI

        Processing fees from TERI consist of reimbursement of expenses incurred by FMER relating to services performed on behalf of TERI under the terms of the Master Servicing Agreement and are recognized as services are performed.

        Interest income is accrued based on the expected rate to be paid by the financial institution multiplied by the cash or short term investment balance.

  (e)    Goodwill and Intangible Assets

  Goodwill

        Goodwill has been recorded as the excess of the purchase price paid over the fair value of net assets of the business acquired. The goodwill consists of the fair value of workforce-in-place as well as certain direct acquisition costs and a fair value adjustment for liabilities assumed. The fair value of the workforce-in-place was based upon an appraisal obtained from an independent third-party.

        Goodwill is not amortized but is evaluated for impairment at least annually, and the Company has concluded that goodwill was not impaired as of June 30, 2003. The Company early-adopted Statement of Financial Accounting Standards (SFAS) No. 142 "Goodwill and Other Intangible Assets," during fiscal 2001. The Company considers the following factors in assessing goodwill for impairment: an appraisal obtained from a third-party, increases in private label loan volume facilitated and securities, the number of private label customers, and revenues and profitability related to private label loans. Impairment, if any, would be determined based upon a discounted cash flow analysis, using a discount rate commensurate with the risks involved.

  Intangible Assets

        Intangible assets were also recorded in connection with the TERI acquisition and consist of the cost of the acquired loan database. This database tracks information such as borrower credit characteristics, borrowing practices, interest rates, fees and default rates, and provides several significant competitive advantages. The data allow the Company to analyze risk trends and the amount of risk specific to the loans that become part of the securitizations that it structures. Additionally, the data assist in the Company's default prevention efforts by providing a basis by which it monitors borrower default experiences. The Company also utilizes the database information to monitor and analyze student loan information in order to customize loan products for the Company's third-party lender clients and to assist them in the risk-based pricing of the loan products.

        This loan database was valued based upon an appraisal obtained from an independent third-party. Intangible assets are amortized over their estimated useful life of five years, using the straight-line method. Capitalized costs paid to TERI for monthly database updates are amortized over five years from the date of capitalization. Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

        As of June 30, 2003, the Company had approximately $3.6 million in unamortized identifiable intangible assets. During the year ended June 30, 2003, $747,528 of additional intangible assets were recognized relating to updates which add significant value and extend the useful life of the loan database purchased.

        Total amortization expense associated with these intangible assets in fiscal 2003 and 2002 was $1,017,995 and $868,523, respectively. Estimated future amortization expense for these assets during the next five fiscal years is as follows:

2004	$1,167,534
2005	1,317,040
2006	1,466,545
2007	679,038
2008	529,499

  (f)    Consolidation

        The consolidated financial statements include the accounts of FMC and its subsidiaries, after eliminating intercompany accounts and transactions. Prior to July 1, 2003, excluding securitization trusts created after January 31, 2003, in accordance with various Emerging Issues Task Force issues and related interpretations, the Company did not consolidate the NCMSLT and the NCT trusts created for securitization purposes. The Company considered, among other things, the following factors in assessing consolidation of the securitization trusts:

  •
  The Company does not have unilateral decision-making abilities related to significant matters affecting the securitization trusts, such as asset acquisition, prepayment of debt, placement of debt obligations and modification of trust documents;

  •
  The Company does not have substantially all the risks and rewards of ownership, as TERI and the respective colleges provide substantially all of the student loan guarantees;

  •
  The Company is a facilitator for which it receives market-based fees and is not the transferor of assets to the securitization trusts; and

  •
  The Company's continuing involvement in the securitization trusts is limited to a passive residual interest and its role as an administrator for the trusts for which it receives market-based fees.

        Beginning July 1, 2003, and for securitization trusts created after January 31, 2003, the Company applies FASB Interpretation (FIN) No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51," in assessing consolidation. FIN No. 46 provides a new framework for identifying variable interest entities and determining when a company should include the assets, liabilities, non-controlling interests and results of activities of a variable interest entity in its consolidated financial statements. At June 30, 2003, the existing securitization trusts created after January 31, 2003 have either met the criteria to be a qualified special-purpose entity (QSPE), as defined in paragraph 35 of SFAS No. 140, "Accounting for the Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," or the Company has determined that it is not the primary beneficiary of the securitization trusts, as defined by FIN No. 46. Accordingly, the Company did not consolidate these existing securitization trusts in these financial statements. The Company is currently evaluating the securitization trusts created prior to January 31, 2003 to determine if the Company is the primary beneficiary. If the Company determines that it is the primary beneficiary of any of these securitization trusts, the Company expects the parties to the trust documents to amend them in order for these securitization trusts to be considered QSPEs.

        In June 2003, the FASB issued an Exposure Draft, "Qualifying Special-Purpose Entities and Isolation of Transferred Assets—an amendment of FASB Statement No. 140." This proposal would, among other things, change the requirements that an entity must meet to be considered a QSPE. The Company is monitoring the status of this Exposure Draft to assess the impact to the Company's financial condition and results of operations.

  (g)    Income Taxes

        The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (h)    Pension

        Effective January 1, 2002, FMER has a non-contributory defined benefit pension plan, funded through group annuities, that covers substantially all FMER employees. The pension plan benefit obligation for FMER employees accrued under the TERI plan was transferred to the FMER plan. Plan costs are charged to expense and funded annually. The expense relating to the pension plan is reimbursed by TERI under the terms of Master Servicing Agreement. FMER uses a June 30 measurement date to determine its pension expense and related financial statement disclosure information.

  (i)    Stock Options

        The Company applies SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of stock-based awards on the date of grant. For employee stock-based awards, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board (APB) Opinion No. 25 and provide pro forma net earnings disclosures as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB No. 25 and provide the pro forma disclosures of SFAS No. 123.

        The Company accounts for non-employee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

        For purposes of pro forma disclosures, the estimated fair value of the stock options is amortized to expense over the vesting period of the options. The Company's consolidated pro forma net income and net income per share for the years ended June 30, 2003, 2002 and 2001, had the Company elected to recognize compensation expense for the granting of options under SFAS No. 123 using the Black-Scholes option pricing model, are as follows for the years ended June 30, 2003, 2002 and 2001:

	2003	2002	2001
Net income—as reported	$31,498,755	$12,229,377	$2,054,520
Less: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of tax	(459,931)	(275,548)	—

Net income—pro forma	$31,038,824	$11,953,829	$2,054,520

Net income per share—basic—as reported	$0.59	$0.24	$0.04
Net income per share—basic—pro forma	0.58	0.23	0.04
Net income per share—diluted—as reported	0.51	0.20	0.04
Net income per share—diluted—pro forma	0.50	0.19	0.04

        The fair value of the options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for the years ended June 30, 2003, 2002 and 2001:

Assumption	2003	2002	2001
Expected risk-free interest rate	3.91%	4.95%	6.10%
Expected dividend yield	—	—	—
Expected average life in years	7	7	7

        The weighted average grant date fair market value of stock options granted during fiscal 2003, 2002 and 2001 was $5.22, $12.91 and $0, respectfully.

        Option pricing models require the input of highly subjective assumptions. Because the Company's employee stock has characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  (j)    Software and Web Site Development Costs

        The Company accounts for software costs in accordance with Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires computer software costs that are incurred in the preliminary project stage to be expensed as incurred. Once the capitalization criteria of SOP 98-1 have been met during the other stages of the software's development, directly attributable costs should be capitalized. During fiscal 2003, 2002 and 2001, the Company capitalized $410,335, $118,027 and $0, respectively, of software costs.

        The Company accounts for its web site development costs consistent with EITF Issue No. 00-2, "Accounting for Web Site Development Costs." Issue 00-2 requires that planning costs be expensed as incurred, costs to develop web site application and infrastructure and graphics be capitalized once the capitalization criteria of SOP 98-1 have been met, and operating costs such as training and maintenance, unless such costs add new functionality, be expensed as incurred. During fiscal 2003, 2002 and 2001, the Company capitalized $288,859, $0 and $0, respectively, of web site development costs.

        The capitalized software and web site development costs are being amortized over their useful life of three years.

  (k)    Net Income Per Share

        Basic net income per share is computed by dividing net income by the basic weighted-average number of shares outstanding for the periods presented. Diluted net income per share is computed by dividing net income by the diluted weighted average shares outstanding and common equivalent shares outstanding during the period. The weighted average shares outstanding and common equivalent shares outstanding has been determined in accordance with the treasury stock method. Common stock equivalents consist of stock issuable upon the exercise of outstanding stock options.

THE FIRST MARBLEHEAD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2003, 2002 and 2001

(2)   Summary of Significant Accounting Policies

  (l)    Comprehensive Income

        The Company has no sources of other comprehensive income. Therefore, comprehensive income consists solely of net income.

  (m)    New Accounting Pronouncements

        In May 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes new standards for how an issuer classifies and measures certain financial instruments with characteristics of both debt and equity. It requires that an issuer classify three classes of freestanding financial instruments that embody obligations for the issuer as a liability or, in some cases, assets. This statement generally is effective for financial instruments entered into or modified after May 31, 2003 and for contracts in existence at the start of the first interim period beginning after June 15, 2003. The adoption of this standard did not and is not expected to have a material impact on our consolidated financial condition, results of operations, earnings per share or cash flows.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation" to provide alternative methods of transition when companies elect to change from the intrinsic method to the fair value method of accounting for stock-based employee compensation, including stock options. In addition, this statement amends the disclosure requirement of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the fair value based method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement is effective for fiscal years ended after December 15, 2002 and the disclosures to be provided in interim financial reports are required for interim periods beginning after December 15, 2002. We currently use the intrinsic method of accounting for stock options and have not yet determined if we will change to the fair value method of accounting for employee stock options.

        In November 2002, the FASB issued FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This Interpretation requires the recording at fair value of the issuance of certain guarantees, which would include FMC's guarantee to TERI for the full and timely performance by FMER under the terms of the Master Servicing Agreement (see note 5). The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. Adoption of the Interpretation did not materially affect our financial condition, results of operations, earnings per share or cash flows.

        In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires the recognition of certain costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This Statement is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Adoption of this standard did not materially affect our financial condition, results of operations, earnings per share or cash flows.

        In April 2002, the FASB issued SFAS No. 145 which rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. Additionally, SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. We adopted SFAS No. 145 in 2003. Adoption of this standard did not materially affect our financial condition, results of operations, earnings per share or cash flows.

  (n)    Reclassification

        Certain amounts in prior years have been reclassified to conform to the 2003 consolidated financial statement presentation.

(3)   Industry Segment Information

        The Company's activities are considered to be in a single industry segment for financial reporting purposes. The Company is engaged in the business of private education finance services and related activities. Substantially all income is derived from these activities.

(4)   Service Receivables

  Balance Sheet Data

        Structural advisory fees and residuals receivables represent the present value of additional structural advisory fees and residuals expected to be collected over the life of the student loan, net of prepayment, default and recovery estimates. The fees are paid from the various NCT trusts and NCMSLT to the Company. Processing fees receivable from TERI represents amounts due from TERI for expenses incurred by FMER on TERI's behalf.

	At June 30,
	2003	2002
2003 securitizations	$32,951,154	$—
2002 securitizations	17,888,866	14,795,369
2001 securitization	1,890,130	1,767,906
2000 securitization	1,212,471	1,219,299
1999 securitization	443,427	551,254

Total structural advisory fees and residuals	54,386,048	18,333,828
Processing fees receivable from TERI	2,519,435	2,059,560

Total service receivables	$56,905,483	$20,393,388

        The following table summarizes the changes in the fair value of the structural advisory fees receivable for the years ended June 30, 2003 and 2002, respectively:

	2003	2002
Fair value at beginning of year	$4,760,468	$1,547,072
Additions from structuring new securitizations	5,452,550	3,143,161
Fair market value adjustments	572,565	70,235

Fair value at end of year	$10,785,583	$4,760,468

        The following table summarizes the changes in the fair value of the residuals receivable for the years ended June 30, 2003 and 2002, respectively:

	2003	2002
Fair value at beginning of year	$13,573,360	$1,741,367
Additions from structuring new securitizations	27,498,604	11,652,208
Fair market value adjustments	2,528,501	179,785

Fair value at end of year	$43,600,465	$13,573,360

        The cash flows on structural advisory fees receivable from scheduled securitization trust cash flows were discounted at a rate equal to the 10-year Treasury rate at June 30, 2003 and 2002 plus 2.0%. The discount rate used at June 30, 2003 and 2002 for the fiscal 2003 and 2002 securitizations was 5.33% and 6.86%, respectively, for the structural advisory fees receivable. The discount rate used to measure the fair value of the residuals receivable was 12% for the years ended June 30, 2003 and 2002. Prepayment assumptions used on private label loans were 7% in fiscal 2003 and 2002, and on GATE loans were 4% in fiscal 2003 and 3% in fiscal 2002. Default assumptions used on private label loans were 8.1% in fiscal 2003 and ranged from 6.9% to 9.0% in fiscal 2002. Default assumptions used on GATE loans were 25% in fiscal 2003 and 2002. Recovery rate assumptions used on private label loans were 40% in fiscal 2003 and ranged from 40% to 50% in fiscal 2002. Recovery rate assumptions used on GATE loans were 50% in fiscal 2003 and 2002.

        In connection with the three most recent securitizations of GATE loans, in order to accommodate a limited number of schools, the Company invested approximately $2.0 million, $1.8 million, and $1.2 million, respectively, of the Company's up-front structural advisory fees in the NCT trusts. These investments entitle the Company to additional interest in the residuals of the NCT trusts and are included in residuals receivable on the consolidated balance sheets.

        The above receivables are anticipated to be collected over the estimated lives of the securitization trusts. For the 2003 securitizations, the cash flows of the securitization trusts are expected to be collected over approximately 20 to 24 years and, based on the assumptions used, the structural advisory fees and residuals receivables are anticipated to be collected beginning in 2008. For the 2002 securitizations, the cash flows of the securitization trusts are expected to be collected over approximately 17 to 20 years and, based on the assumptions used, the structural advisory fees and residuals receivables are anticipated to be collected beginning in 2008. As the receivables are determined using various assumptions and factors, actual results may differ from these estimates.

THE FIRST MARBLEHEAD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2003, 2002 and 2001

(4)   Service Receivables

        The effect on the fair value of the structural advisory fees and residuals receivables based on variations of 10% or 20%, except for the forward LIBOR rates, which are based on variations of 1% and 2% from the forward LIBOR rates at June 30, 2003, from the assumed levels for each key assumption is as follows:

Structural advisory fees receivables, June 30, 2003	$10,785,583

Default rate		Default rate
+10%	$(179,000)	-10%	$114,000
+20%	(261,000)	-20%	244,000
Default recovery rate		Default recovery rate
+10%	11,000	-10%	(60,000)
+20%	35,000	-20%	(60,000)
Prepayment rate		Prepayment rate
+10%	(354,000)	-10%	318,000
+20%	(637,000)	-20%	659,000
Discount rate		Discount rate
+10%	(374,000)	-10%	389,000
+20%	(730,000)	-20%	798,000
Forward LIBOR rates		Forward LIBOR rates
+1%	274,000	-1%	(251,000)
+2%	575,000	-2%	(555,000)
Residuals receivables, June 30, 2003	$43,600,465

Default rate		Default rate
+10%	$(1,387,000)	-10%	$367,000
+20%	(3,412,000)	-20%	691,000
Default recovery rate		Default recovery rate
+10%	273,000	-10%	(351,000)
+20%	492,000	-20%	(1,226,000)
Prepayment rate		Prepayment rate
+10%	(2,029,000)	-10%	2,131,000
+20%	(3,974,000)	-20%	4,361,000
Discount rate		Discount rate
+10%	(4,324,000)	-10%	4,885,000
+20%	(8,154,000)	-20%	10,424,000
Forward LIBOR rates		Forward LIBOR rates
+1%	1,070,000	-1%	$(1,313,000)
+2%	1,906,000	-2%	(2,890,000)

        These sensitivities are hypothetical and should be used with caution. The effect of each change in assumption must be calculated independently, holding all other assumptions constant. Because the key assumptions may not in fact be independent, the net effect of simultaneous adverse changes in key assumptions may be less than the sum of the individual effects above.

        The principal balance and accrued interest of loans securitized in fiscal 2003 and 2002 totaled approximately $560.3 million and $298.4 million, respectively.

  Statement of Income Data

        Service revenue recognized in the year of securitization on loans securitized and other service revenue for the years ended June 30, 2003, 2002 and 2001 is as follows:

	2003	2002	2001
Service revenue recognized related to current year securitization:
Structural advisory fees collected upon securitization	$33,311,583	$11,546,830	$3,433,394
Structural advisory fees accrued	5,452,550	3,143,161	654,679
Residuals accrued	27,498,604	11,652,208	991,966
Administrative and other fees accrued	207,285	150,546	139,046
Administrative and other fees collected	696,068	67,605	21,808

Service revenue recognized in the year of securitization	67,166,090	26,560,350	5,240,893
Other service revenue:
Income from prior securitizations
Structural advisory fees on loans sold by trusts (see below)	—	—	1,111,778
Structural advisory fees	572,565	70,235	55,699
Residuals	2,528,501	179,785	144,074
Administrative and other fees	511,264	256,729	199,317
Processing fees from TERI	20,577,486	14,191,950	—

	$91,355,906	$41,259,049	$6,751,761

        The principal balance of loans facilitated but unsecuritized, and owned by third-party financial institutions at June 30, 2003, 2002, and 2001 totaled $220.4 million, $65.1 million, and $27.3 million, respectively.

        During fiscal 2001, the Company received $1.1 million, or 2.75% of the principal balance sold, in structural advisory fees for structuring the securitization of student loans held by a third-party financial institution. Additional fees of $111,000 related to this securitization were collected subsequent to year-end and were included in other receivables at June 30, 2001. In addition, certain loans that had been originated by this third-party financial institution and that had been held in the 2000 and 1999 NCT trusts were also sold in return for a fee of 4.5% of the unpaid principal balance of the loans. The Company was entitled to receive this 4.5% fee for the 2000 securitization from the residuals in the 2000 NCT trust, plus accrued interest. The third-party financial institution was also released from its obligation to guarantee the unsecuritized loans and sell them to the NCT trust.

(5)   Acquisition

        On June 20, 2001, the Company acquired for $9,230,456, certain fixed and intangible assets in addition to the loan processing operations of TERI. During 2002, additional fixed assets of $132,966 were purchased as part of the acquisition. This transaction was accounted for as an acquisition of a business. As part of the transaction, the Company established a new subsidiary, FMER, to provide certain services for the benefit of TERI. TERI continues to be a provider of private student loan guarantee services, education information and counseling services for young people from families where neither parent is a college graduate, and manager of national initiatives related to college access and financing.

        On February 2, 2001, FMC and TERI entered into a two-year Master Loan Guarantee Agreement which grants TERI a right of first refusal to guarantee existing and future FMC private label loan programs, as well as new, jointly created loan programs during the term of the Agreement. In June 2001, as a result of the closing of the Company's acquisition of TERI's loan processing operations, the Master Loan Guaranty Agreement was automatically extended to a five year term from the date of the acquisition closing, with a further five year renewal option exercisable by either party. Under the Agreement, FMC granted to TERI a right of first refusal to guarantee FMC's private label clients' existing and future loan programs with certain exceptions, such as loan programs which do not require the type of credit enhancement provided by TERI. The loans guaranteed pursuant to the Master Loan Guaranty Agreement comprise only a portion of TERI's guarantee business, and the Master Loan Guaranty Agreement does not preclude TERI from continuing to provide its guarantees to loan originators not associated with FMC. Under the terms of the Master Loan Guaranty Agreement, FMC has agreed to create a market for lenders to sell TERI-guaranteed loans through FMC-facilitated securitizations, and TERI receives a 25% interest in the residuals of the securitizations of TERI-guaranteed loans, in exchange for TERI's agreement to guarantee those loans.

        FMER provides to TERI, under a Master Servicing Agreement, underwriting, documentation and other origination services, technical support, disbursements, customer service, collections, accounting services, guarantee claims management and administrative services, in support of TERI's loan guarantee function. FMC guarantees the full and timely performance by FMER of its obligations pursuant to this Master Servicing Agreement. FMC also benefits from use of the acquired TERI assets, including historical loan data, to support the design and implementation of future FMC loan programs and new jointly created loan programs. In addition, TERI has the right to designate one of three representatives to serve on the board of directors of FMER.

        TMSI and TERI entered into a Marketing Services Agreement whereby TMSI, for and on behalf of TERI, has developed a marketing plan and marketing materials which are used to solicit new and existing lenders to enter into loan origination agreements and guarantee agreements with TERI. In order to ensure the proper performance of the Marketing Services Agreement, TMSI has the right to review and approve the marketing plans, including the related budget. In addition, TERI has the right to designate one of three representatives to serve on the board of directors of TMSI. The Marketing Services Agreement has a five-year term, with one five-year renewal option, at the election of either party.

        In addition to two notes payable, totaling $7.9 million, and cash of $1.0 million paid by FMC in June 2001 to acquire the loan processing operations of TERI, FMC pays a monthly fee of $62,294, in advance, which began on July 20, 2001 for a term of five years as consideration for the rights to receive updates and queries about TERI's loan database. This agreement for future updates and queries of the loan database can be renewed by either party for one, five-year renewal term. If this agreement is renewed, FMC will pay a monthly purchase fee of $20,627 for sixty months. FMC has paid $747,528 during the year ended June 30, 2003 related to such fees, which has increased the balance of intangible assets.

        The fixed and intangible assets were sold to allow the services required under the Master Servicing Agreement by FMER to be performed as effectively and efficiently as possible. FMC also benefits from use of the assets, including historical loan data, to support the design and implementation of future FMC loan programs and new jointly created loan programs.

(6)   Related Party Transactions

        On March 4, 2002, the Company advanced an unsecured loan to a non-executive employee in the amount of $40,000 to be repaid over 5 years at 6% interest per year through payroll deductions, of which $35,444 is outstanding at June 30, 2003.

        At June 30, 2003, Milestone Capital Management (MCM), an institutional money management firm was managing approximately $15.8 million of cash and cash equivalents for FMC and charging its standard fees for its services. One of FMC's directors is a director of MCM. Members of the director's immediate family own approximately 40% of MCM's outstanding equity.

(7)   Borrowings from Related Parties

  (a)    Notes Payable to Related Parties

        The Company utilized borrowings with conditional warrants totaling $5.5 million from stockholders and certain affiliates to fund the acquisition of TERI's loan processing operations. The notes payable were to mature on May 30, 2004, with interest payable quarterly, at an annual rate of 10% of the current principal balance. Additional interest was required to be paid at a rate of 15% of the outstanding balance as of June 1 of the previous year each May 30 until maturity. The terms of the borrowings required quarterly condensed financial statement reporting within 60 days of quarter-end, reporting of cash flow activities within 30 days of month-end, and audited financial statements within 180 days of year-end. The notes were paid in full on May 30, 2003. The notes would have entitled each stockholder to a portion of 22,072,000 of conditional warrants that provided the right to purchase up to a specified number of shares of FMC's common stock at an exercise price of $0.25 per share if the notes were at any time in default, including for non-payment of the additional interest. The value ascribed to the warrants, which expired prior to becoming exercisable, was not material.

        The Company entered into a $975,000 revolving line of credit with a bank effective April 24, 2002 of which none is outstanding at June 30, 2003. The line of credit matured on April 24, 2003 and was renewed through December 31, 2003 subject to the same terms and conditions, with interest payable at 1% above the highest published Wall Street Journal prime rate. The terms of the line of credit require that: the Company maintain accurate books and records; the assets be free of all liens, encumbrances and financing not approved by the lender; and when there is a balance outstanding under the line, no dividends or payments of principal and interest on any loans held by any guarantor, officer, director or stockholder may be made. A member of the board of directors of the Company is also a director and significant stockholder of a company that owns the bank. The Company believes that the line of credit is on substantially the same terms as those prevailing at the same time for comparable transactions with third parties. The Company does not expect to renew this revolving line of credit.

  (b)    Notes Payable to TERI

        In connection with the acquisition of TERI's loan processing operations, the Company entered into a Note Payable Agreement with TERI on June 20, 2001, amounting to $3.9 million, $2 million of which relates to the acquisition of TERI's software and network assets and $1.9 million of which relates to the workforce-in-place. Principal and interest at an annual rate of 6% are payable in 120 monthly installments of $43,298 commencing on July 20, 2001 and ending on June 20, 2011. The note payable is secured by the software and network assets and workforce-in-place intangible assets. The outstanding balance of this note payable at June 30, 2003 amounted to $3.3 million.

        The Company also entered into a second note payable, amounting to $4.0 million, with TERI on June 20, 2001 to fund the acquisition of TERI's loan database. Principal and interest at an annual rate of 6% are payable in 120 monthly installments of $44,408 commencing on July 20, 2001 and ending on

June 20, 2011. The note payable is secured by the loan database. The outstanding balance of this note payable at June 30, 2003 amounted to $3.4 million.

        Principal payments due on notes payable to TERI in each of the five fiscal years and thereafter subsequent to June 30, 2003 are as follows:

2004	$670,270
2005	711,605
2006	755,494
2007	802,093
2008	851,565
Thereafter	2,882,993

$6,674,020

THE FIRST MARBLEHEAD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

(8)   Retirement Plans

  (a)    Defined Contribution Plan—401(k)

        FMC offers all its employees, age 21 and older, the opportunity to participate in a contributory 401(k) retirement plan. Employee contributions vest immediately. FMC, at its option, can contribute to the plan for the benefit of its employees. However, FMC made no contributions to the plan during the years ended June 30, 2003, 2002, and 2001. Expenses incurred by FMC for administrative costs totaled $3,200, $325, and $4,000 for the years ended June 30, 2003, 2002 and 2001, respectively.

        FMER has a defined contribution plan which is funded through group fixed and variable annuity contracts and covers substantially all employees. FMER offers eligible employees the opportunity to participate in the defined contribution plan which is intended to qualify under Section 401(k) of the Internal Revenue Code. Employees are eligible to be a participant in the plan after one month of service and are eligible for employer contributions after one year of service and 1,000 hours of service. Most employer contributions are fully vested after five years. Employees vest in these employer contributions based on the following percentages: year 1 - 0%; year 2 - 20%; year 3 - 30%; year 4 - 60%; and year 5 - 100%. Further, FMER may make other discretionary contributions, which amounted to $244,067 and $218,819 for the years ended June 30, 2003 and 2002, respectively. This expense was reimbursed by TERI under the terms of the Master Servicing Agreement.

  (b)    Pension Plan

        The following table sets forth the amounts recognized related to FMER's defined benefit pension plan in the Company's consolidated financial statements for the years ended June 30, 2003 and 2002:

	2003	2002
Change in benefit obligation:
Benefit obligation at beginning of year	$1,809,646	$—
Transfer from TERI Plan	—	1,320,813
Benefits paid	(761)	—
Service cost	293,410	120,442
Interest on projected benefit obligations	134,011	49,531
Actuarial loss	880,183	318,860

Benefit obligation at end of year	$3,116,489	$1,809,646

Change in plan assets:
Fair value of plan assets at beginning of year	$873,076	$—
Employer contributions	480,000	—
Expenses and benefits paid	(8,185)	—
Transfer from TERI plan	—	739,129
Actual return on plan assets	36,416	133,947

Fair value of plan assets at end of year	$1,381,307	$873,076

Funded status:
Unrecognized net actuarial (gain) loss	$(993,742)	$(58,139)
Unrecognized prior service cost	—	—
Prepaid (accrued) benefit cost	(741,440)	(878,431)

	$(1,735,182)	$(936,570)

Components of net periodic pension cost:
Service cost	$293,410	$120,442
Interest on projected benefit obligations	134,011	49,531
Expected return on plan assets	(84,412)	(31,413)

Net periodic pension cost	$343,009	$138,560

        Assumptions used in determining the actuarial present value of the projected benefit obligation as of June 30, 2003 and 2002 were as follows:

	2003	2002
Discount rate	5.85%	7.00%
Salary increase	5.50	5.50
Long-term rate of return	8.50	8.50

(9)   Commitments and Contingencies

  Leases

        The Company leases office space and equipment under non-cancelable operating leases expiring through November 2007. Rent expense pursuant to these operating leases for the periods ended June 30, 2003, 2002 and 2001 was approximately $1,556,000, $932,000 and $155,880, respectively.

        Furniture included on the balance sheet as of June 30, 2003 at a cost of $404,968 and accumulated depreciation of $46,066 was financed through non-cancelable capital leases.

        The future minimum lease payments required under these leases for each of the five fiscal years subsequent to June 30, 2003 are approximately as follows:

	Capital leases	Operating leases
2004	$86,683	$1,180,542
2005	63,902	222,815
2006	63,902	233,696
2007	63,902	220,223
2008	26,626	—

Total minimum lease payments	305,015	$1,857,276

Less amounts representing interest	(42,940)

Present value of future minimum lease payments	262,075
Less current portion	(86,683)

	$175,392

  Letters of Credit

        On March 27, 2002, a bank issued an Irrevocable Letter of Credit on behalf of the Company with a third-party as the beneficiary in the amount of $56,250. On October 31, 2002 and March 20, 2003, this bank issued two additional Irrevocable Letters of Credit on behalf of the Company with another third-party as the beneficiary in the amounts of $113,750 and $273,000, respectively. The three Letters of Credit were issued in lieu of security deposits for the sublease of office space. As of June 30, 2003, the Letters of Credit had not been drawn upon. A member of the board of directors of the Company is also a director and significant stockholder of the company that owns this bank.

  Loan Database

        Under the terms of the Database Purchase and Supplementation Agreement between the Company and TERI, the Company pays a monthly purchase fee of $62,294. The payments commenced on July 20, 2001 and will be paid as consideration for the rights to receive updates and queries to the loan database acquired in June 2001 for a term of five years, and can be renewed by either party for one five-year renewal term for monthly payments of $20,627.

  Agreements with Executive Officers

        During fiscal 2003, the Company entered into commitments with two senior executives that provide for guaranteed levels of severance upon a change in control. The first executive is entitled to $1 million, net of pre-tax profit on stock options, if the change of control occurs within the first 18 months of his employment and the sale of shares upon exercise of stock options does not yield a $1 million, pre-tax profit. If the second executive is not offered employment with comparable scope, compensation and responsibilities within 35 miles of his current residence, he is entitled to accelerated vesting of stock options and to continuation of salary and benefits for six months following the change of control.

  Legal Proceedings

        The Company is involved in routine legal proceedings occurring in the ordinary course of business. In the opinion of management, final disposition of these proceedings will not have a material adverse effect on the financial condition or results of operations of the Company.

  Agreements with Lenders

        Under the terms of some of FMC's contracts with key lender clients, FMC has an obligation to securitize loans originated by those lenders periodically, typically twice per year. FMC may agree with certain lenders to securitize more frequently in the future. If FMC does not honor these obligations, FMC may be required to pay liquidated damages, generally not to exceed 1% of the face amount of the loans available for securitization. FMC has complied with the terms of these contracts and, accordingly, no liability has been accrued.

  Capital Expenditures

        The Company has capital expenditure commitments for fiscal 2004 of approximately $0.5 million. Such expenditures are expected to relate to the expansion of the Company's facilities and improvement of our loan processing infrastructure.

(10) Concentrations

  TERI

        In its role as guarantor in the private education lending market, TERI agrees to reimburse lenders for unpaid principal and interest on defaulted loans. TERI is the exclusive provider of borrower default guarantees for our clients' private student loans, with limited exceptions. TERI currently has a Baa3 counterparty rating from Moody's Investors Service, which is the lowest investment grade rating, and an insurer financial strength rating of A+ from Fitch Ratings. If these ratings are lowered, FMC's clients may not wish to enter into guarantee arrangements with TERI. In addition, FMC may receive lower structural advisory fees because the costs of obtaining financial guarantee insurance for the asset-backed securitizations that FMC structures could increase.

  PHEAA

        There are currently six TERI-approved loan servicers. The Company currently utilizes three of these servicers. Pennsylvania Higher Education Assistance Agency (PHEAA) currently services substantially all loans for which the Company facilitates origination. This arrangement allows the Company to increase the volume of loans in the Company's clients' loan programs without incurring the overhead investment in servicing operations. As with any external service provider, there are risks associated with inadequate or untimely services. In addition, if the Company's relationship with PHEAA terminates, the Company would either need to expand or develop a relationship with another TERI-approved loan servicer, which could be time-consuming and costly.

  Significant Customers

        In 2003, processing fees from TERI represented approximately 23% of total service revenue, and securitization related fees from NCMSLT represented approximately 71% of total service revenue. The Company did not recognize more than 10% of total service revenue from any other customer.

(11) Income Taxes

        Components of income tax expense for the years ended June 30, 2003, 2002 and 2001 were as follows:

	2003	2002	2001
Current:
Federal	$10,937,195	$31,550	$43,361
State	2,446,271	10,320	13,725

Total current tax expense	13,383,466	41,870	57,086

Deferred:
Federal	6,815,312	6,124,633	625,763
State	2,315,610	1,013,525	—
Change in valuation allowance	—	(1,873,095)	(669,124)

Total deferred income tax expense	9,130,922	5,265,063	(43,361)

Income tax expense	$22,514,388	$5,306,933	$13,725

        The following table reconciles the expected federal income tax expense (computed by applying the federal statutory tax rate to income before taxes) to recorded income tax expense for the years ended June 30, 2003, 2002 and 2001:

	2003	2002	2001
Computed federal tax expense	$18,904,600	$6,137,708	$703,203
State tax, net of federal benefits	3,095,300	832,368	9,141
Change in valuation allowance	—	(1,873,095)	(669,124)
Other	514,488	209,952	(29,495)

Income tax expense	$22,514,388	$5,306,933	$13,725

        The tax effects of temporary differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases that give rise to significant deferred income tax assets and deferred tax liabilities at June 30, 2003, 2002 and 2001 were as follows:

	2003	2002	2001
Deferred tax assets:
Tax net operating loss carryforward	$—	$—	$1,800,897
Depreciation	—	18,682	30,287
Other	—	—	—
AMT credit	—	—	41,911
Valuation allowance	—	—	(1,873,095)

Total net deferred tax asset	—	18,682	—

Deferred tax liability:
Structural advisory fees and residuals, net	(13,705,066)	(5,283,745)	—
Depreciation	(471,721)	—	—
Other	(219,198)	—	—

Total deferred tax liability	(14,395,985)	(5,283,745)	—

Net deferred tax liability	$(14,395,985)	$(5,265,063)	$—

        The net deferred tax liability will be recognized when the Company realizes the residuals for tax purposes.

(12) Stockholders' Equity and Stock Options

  Equity Transactions

        In August 2003, the stockholders approved a 10-for-1 stock split which became effective on August 25, 2003. As such, all prior period share data have been retroactively adjusted to reflect the stock split.

        On July 9, 2002, 1,999,680 warrants related to a 1997 Rights Offering were exercised. A portion of the proceeds, amounting to $1.00 per share, was received in June 2002 and recorded as additional paid-in capital in the June 30, 2002 consolidated financial statements. Shares related to these warrants were issued during fiscal 2003 and the par value of the stock was reclassified from additional paid-in capital to common stock.

        An executive officer of the Company had an agreement with two principal stockholders of the Company relating to shares of common stock of the Company owned by these stockholders. Pursuant to this agreement, the executive officer earned non-cash compensation of $900,000 through June 30, 2003. On September 30, 2003, the agreement was terminated in exchange for vested options issued by these two principal stockholders.

THE FIRST MARBLEHEAD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2003, 2002 and 2001

(12) Stockholders' Equity and Stock Options

  Stock Options

        Under the 1996 Stock Option Plan (the 1996 Plan), the Company may grant either incentive stock options (pursuant to Section 422 of the Internal Revenue Code) or nonstatutory stock options to its officers and employees, and non-statutory stock options to consultants, for up to 7,000,000 shares of common stock. Options are granted at the discretion of the Stock Option Committee (the Committee), a sub-committee of the board of directors. The Committee also determines the terms of the option, the exercise price of the options, the terms of vesting, and requirements of any other agreements which may be conditions as to the grant or exercise of the options. The options generally vest ratably over four years in five equal installments beginning on the date of grant and the term of each Incentive Stock Option granted under the Plan cannot exceed a period of ten years from the date of its grant. The Plan stipulates, however, that the exercise price with respect to incentive stock options shall not be less than the fair market value of the stock on the day of grant as determined in good faith by the Committee. On May 16, 2002, the Board approved an increase in the number of shares of capital stock in the pool reserved for the Company's stock option plan by 2,000,000 shares, and on April 7, 2003 the Board approved a further increase in the number of shares of capital stock in the pool by 1,000,000.

        Under the 2002 Director Stock Plan, the Company may grant Nonstatutory Stock Options to non-employee members of its Board of Directors for up to 200,000 shares of common stock. Starting in September 2002, one thousand options were granted (i) to each non-employee director then serving, (ii) to new directors upon election to the Board, and (iii) annually each September 20 if on that date the non-employee director shall have served on the Board for at least 180 days. The term of the option is ten years, and is immediately exercisable. The exercise price is set at the fair market value of the common stock as determined by the Board in good faith on the date of grant.

        The following table summarizes information about stock options outstanding at June 30, 2003:

Range of exercise prices	Number outstanding	Weighted- average remaining contractual life	Weighted- average exercise price	Number exercisable	Weighted- average exercise price
$0.50 — 0.68	1,680,000	4.09	$0.59	1,680,000	$0.59
$0.80	1,392,000	5.58	0.80	1,292,800	0.80
$1.00	558,000	7.09	1.00	380,400	1.00
$1.88	1,780,000	8.09	1.88	712,000	1.88
$5.00 — 7.00	1,008,000	9.34	5.89	214,400	5.84

$0.50 — 7.00	6,418,000	6.61	1.86	4,279,600	1.17

        The following table presents stock option activity for the years ended June 30, 2003, 2002 and 2001:

	Number of options	Weighted- average exercise price per share
Outstanding options at June 30, 2000	3,098,000	$0.69
Granted	726,000	1.00
Exercised	—	—
Canceled	(152,000)	0.88

Outstanding options at June 30, 2001	3,672,000	0.74
Granted	1,890,000	1.81
Exercised	—	—
Canceled	(52,000)	0.97

Outstanding options at June 30, 2002	5,510,000	1.11
Granted	1,008,000	5.89
Exercised	(64,000)	0.89
Canceled	(36,000)	1.00

Outstanding options at June 30, 2003	6,418,000	1.86

(13) Fair Value of Financial Instruments

        The estimated fair value amounts below have been determined by using available quoted market information or other appropriate methodologies. The aggregate fair value amounts presented do not represent the underlying value of the Company taken as a whole.

        The fair value estimates provided are made at a specific point in time, based on relevant market information and the characteristics of the financial instrument. The estimates do not provide for any premiums or discounts that could result from the concentrations of ownership of a financial instrument. Because no active market exists for some of the Company's financial instruments, certain fair value estimates are based on subjective judgments regarding current economic conditions, risk characteristics of the financial instruments, future expected loss experience, prepayment assumptions, and other factors. The resulting estimates involve uncertainties and, therefore, cannot be determined with precision. Changes made to any of the underlying assumptions could significantly affect the estimates. The book values and fair values for the Company's financial instruments at June 30, 2003 and 2002 are as follows:

	2003		2002
	Book value	Fair value	Book value	Fair value
Assets:
Cash and other short term investments	$16,756,653	$16,756,653	$5,243,308	$5,243,308
Securities purchased under resale agreements	1,570,365	1,570,365	2,073,025	2,073,025
Service receivables	56,905,483	56,905,483	20,393,388	20,393,388
Liabilities:
Notes payable to TERI	6,674,020	7,127,143	7,305,348	7,381,109
Notes payable to related parties	—	—	4,518,000	6,488,993

THE FIRST MARBLEHEAD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

(13) Fair Value of Financial Instruments

  Cash and other short-term investments

        The carrying values reported on the balance sheet for cash and other short-term investments approximate their fair values because of the short-term nature of these instruments.

  Securities purchased under resale agreements

        The carrying values reported on the balance sheet for securities purchased under resale agreements approximate their fair values because of the short-term nature of these instruments.

  Service receivables

        The carrying values reported on the balance sheet for service receivables equal their fair value.

  Notes payable

        The fair value reported for notes payable is estimated based on the discounted value of contractual cash flows. The discount rate used is based on the Company's estimated current incremental borrowing rate for similar borrowings of similar maturities.

(14) Unaudited Quarterly Information

        The table below summarizes unaudited quarterly information for each of the three months in the fiscal year ended June 30, 2003:

	Three months ended
	September 30, 2002	December 31, 2002	March 31, 2003	June 30, 2003
	(in thousands, except share data)
Service revenue	$6,352	$33,218	$15,629	$36,157
Operating expenses	8,528	8,301	8,409	10,651
Other expense, net	373	361	396	324
Income tax expense (benefit)	(953)	10,160	2,890	10,417

Net income (loss)	$(1,596)	$14,396	$3,934	$14,765

Net income (loss) per share:
Basic	$(.03)	$0.27	$0.08	$.28
Diluted	(.03)	0.23	0.06	.24

(15) Subsequent Events

  Stock split

        On October 9, 2003, the Board of Directors approved a 4:1 stock split to be effected as a stock dividend immediately prior to the effectiveness of the initial public offering. On October 29, 2003, the stockholders became entitled to payment of such stock dividend. All share data has been retroactively adjusted to reflect this stock split.

  Authorized Shares

        In July 2003, the Board of Directors approved, and in August 2003 the stockholders approved, an increase in the total number of shares of stock which the Company is authorized to issue from 14,280,440 to 25,000,000. In October 2003, the Board of Directors approved an increase in the total number of shares of stock which the Company is authorized to issue from 25,000,000 to 100,000,000.

  Offering

        On September 2, 2003, the Board of Directors authorized management to proceed with an initial public offering. Immediately prior to the closing of this offering, the Company plans to establish a 2003 Incentive Plan which will provide for the granting of incentive stock options, nonstatutory stock options, restricted stock and other stock based awards.

        The costs associated with the initial public offering will be capitalized and will be deducted from the proceeds upon the sale and issuance of stock. In the event this offering is not consummated, costs incurred will be charged to expense. At June 30, 2003, capitalized offering costs amounted to $72,298.

        After the offering, the Company may not declare or pay dividends on its stock if such declaration and payment would violate statutory or regulatory requirements.

  Revolving Line of Credit

        On August 28, 2003, the Company entered into an agreement with Fleet National Bank to establish a revolving line of credit in the amount of $10 million, which will include a sub-limit for letters of credit. The proceeds will be used for working capital and general corporate purposes. The revolving credit facility matures on August 28, 2005, with interest currently payable, at the Company's option, at the bank's prime rate or the London Interbank Offered Rate, or LIBOR, plus 2%. The revolving credit line contains financial covenants, including minimum trailing 12-month up-front structural advisory fees, minimum tangible net worth, maximum liabilities to net worth ratios and minimum cash flow to debt service ratios, as well as certain financial reporting covenants. This agreement restricts the Company's ability to pay cash dividends in the event it is in default.